Exhibit 99.1


      Press Release Dated January 13, 2000 Issued by U. S. Laboratories Inc


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                For Further Information Contact:
                                   Dickerson Wright, Chairman, President and CEO
                                                          U.S. Laboratories Inc.
                                                                  (858) 715-5800

                                     Rudy R. Miller, Chairman, President and CEO
                                                                The Miller Group
                                                                  (602) 225-0504
                                                        (602) 225-9024 Facsimile
                                                          tmg@themillergroup.net

                   U.S. LABORATORIES COMPLETES ACQUISITION OF
                     BTC LABORATORIES, INC. FOR $1.2 MILLION

SAN DIEGO,  CALIFORNIA,  January 13,  2000 -- U.S.  Laboratories  Inc.  (Nasdaq:
USLB)-- completing its second acquisition of the new year, today announced it has acquired BTC Laboratories, Inc. (BTC), a construction materials inspection and testing services company that was founded in 1959. BTC, with a staff of 50 and headquartered in Ventura, California, is located in one of the fastest growing areas of California, serving northern Los Angeles, Ventura and Santa Barbara Counties. The combination of BTC with U.S. Laboratories (U.S. Labs) subsidiaries in San Diego and Orange County will make U.S. Labs the largest company of its kind in Southern California.

BTC has an extensive list of prestigious governmental and commercial private sector clients within California as well as nationally. Many clients of BTC have remained under contract for decades. Government clients in California include the cities of Ventura, Camarillo, Oxnard, and Santa Barbara, the counties of Los Angeles, Ventura and Santa Barbara, and almost every school district and sanitation district in the region.

On a national level, BTC's contract clients have included the U.S. Navy and the Army Corps of Engineers as well as the U.S. Postal Service for which it completed inspection and testing services for a multi-state project valued at over $100 million in construction.

BTC is also well entrenched in the petrochemical industry and has provided services for multi-billion dollar facilities belonging to Exxon, Chevron and Unocal. On the commercial side, struction inspection and testing services have been performed for major


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retail mall projects in Santa Barbara,  Thousand Oaks, Canoga Park, Ventura, and
Malibu, California with a total construction value in excess of $200 million.

F. L. "Lin" Franklin, one of the founders of the company, will remain as President of BTC.

"We are excited to add the prestigious firm of BTC to the US Labs family and especially excited that Lin and his staff have chosen to remain a part of U.S. Labs. Besides fitting well with our existing Southern California operations,
BTC's reputation and many years of highway and asphalt testing experience improves our qualifications to compete for TE21 infrastructure work underway on a national level," stated Dickerson Wright, chairman, president and chief executive officer of U.S. Laboratories. "BTC has a long history of profitability. The acquisition is for approximately $1.2 million in cash and notes and we feel confident it will be accretive to U.S. Labs' earnings."

"We will continue our focus on growth through acquisition throughout the year and remain active in our pursuit of acquisition candidates that qualify and meet our planned profile and geographical positioning," concluded Wright.

U.S. Laboratories Inc. provides numerous quality control specialty services to the construction and related engineering and architectural design industries. The company has nine directly and indirectly wholly-owned subsidiaries that are strategically located in the northeast, southeast and southwest regions of the United States. Project assignments constitute all categories of construction from private commercial clients, public interest clients and public sector clients. The company specializes in working with various municipalities of major metropolitan cities, nationally recognized corporations, and a broad range of education and medical facilitators.

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. Reference for more details on risk factors can be found in the company's filings with the Securities and Exchange Commission.


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